                                            Filed with the Securities and Exchange Commission on December 4, 2006
                                                                                                                                                    Securities Act Registration No. 333-______
____________________________________________________________________________________________________________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VENTURE FINANCIAL GROUP, INC. (Exact name of registrant as specified in its charter)

Washington	91-1277503
(State of incorporation)	(I.R.S. Employer Identification No.)
721 SE College Street, P.O. Box 3800,	98509
Lacey, Washington	(Zip Code)
(Address of principal executive offices)

VENTURE FINANCIAL GROUP, INC. EMPLOYEE STOCK OWNERSHIP PLAN (with 401(k) provisions) (Full title of the plan)

Ken F. Parsons, Sr. Chief Executive Officer 721 SE College Street P.O. Box 3800 Lacey, Washington 98509 (360) 459-1100 (Name, address and telephone number of agent for service)

Copies to:
Andrew H. Ognall, Esq.
Foster Pepper Tooze LLP
601 SW 2nd Avenue, Suite 1800
Portland, Oregon 97204

CALCULATION OF REGISTRATION FEE

	Number of Shares	Proposed	Proposed Maximum
Title of Securities	Being Registered	Maximum Offering	Aggregate Offering	Amount of
Being Registered	(1)	Price Per Share (2)	Price (2)	Registration Fee

Common Stock	1,000,000	$11.42	$11,420,000	$1,221.94

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)	Estimated pursuant to Rule 457(h) solely for the purpose of computing the registration fee, utilizing $11.42 as the book value of Venture Financial Group, Inc.’s common stock as of September 30, 2006.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     In accordance with the instructions to Part I of Form S-8, the information required to be set forth in Part I of Form S-8 has been omitted from this Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed by Venture Financial Group, Inc. with the Securities and Exchange Commission are incorporated by reference in this registration statement:

(1)	The registrant’s Annual Report for the period ending December 31, 2005 on Form 10-K filed with the Commission on March 24, 2006 (File No. 000-24024/Film No. 06709848) and the plan’s Annual Report for the period ending December 31, 2005 on Form 11-K filed with the Commission on December 4, 2006.

(2)	The registrant’s Quarterly Reports on Form 10-Q for the periods ending March 31, 2006 (filed with the Commission on May 15, 2006; File No. 000-24024/Film No. 06836762) and June 30, 2006 (filed with the Commission on August 11, 2006; File No. 000-24024/Film No. 061025802).

(3)	The description of the registrant’s common stock contained in the registration statement on Form S-4/A, Registration No. 333-125774, filed with the SEC on July 12, 2005, including any amendment or report filed for the purpose of updating such description.

     All documents filed by the registrant subsequent to those listed above pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

     Under the Washington Business Corporation Act, a person who is made a party to a proceeding because such person is or was an officer or director of a corporation may be indemnified by the corporation against liability incurred by such person in connection with the proceeding if (1) the person's conduct was in good faith and in a manner he or she reasonably believed was in the corporation's best interest or at least not opposed to its best interests and (2) if the proceeding was a criminal proceeding, the Indemnitee had no reasonable cause to believe his or her conduct was unlawful. Indemnification is not permitted if the person was adjudged liable to the corporation in a proceeding by or in the right of the corporation, or if the

Indemnitee was adjudged liable on the basis that he or she improperly received a personal benefit. Unless the articles of incorporation provide otherwise, such indemnification is mandatory if the Indemnitee is wholly successful on the merits or otherwise, or if ordered by a court of competent jurisdiction. The registrant’s Bylaws provide that the registrant will indemnify any individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if:

  the individual acted in good faith, and
  the individual reasonably believed (1) in the case of conduct in the individual's official capacity within the corporation, that the individual's conduct was in its best interests, and (2) in all other cases, that the individual's conduct was at least not opposed to its best interests, and (3) in the case of any criminal proceeding, the individual had no reasonable cause to believe that the individual's conduct was unlawful.

     The registrant’s Second Amended and Restated Articles of Incorporation provide that a director shall not be personally liable to the registrant or its shareholders for monetary damages for conduct as a director, except for liability of a director for:

  acts or omissions that involve intentional misconduct or a knowing violation of law by the director;
  conduct which violates applicable provisions of the Washington Business Corporation Act pertaining to unpermitted distributions to shareholders or loans to directors; or
  any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.

     The effect of these provisions is to limit the liability of directors for monetary damages, and to indemnify the directors of the registrant for all costs and expenses for liability incurred by them in connection with any action, suit or proceeding in which they may become involved by reason of their affiliation with the registrant. These provisions do not limit the rights of the registrant or any shareholder to seek non-monetary relief, and do not affect a director’s or officer’s responsibilities under any other laws, such as securities or environmental laws.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

     The exhibits required by Item 601 of Regulation S-K being filed herewith or incorporated herein by reference are listed on the Exhibit Index, which follows the signature page.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post- effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lacey, State of Washington, on the 18th day of October, 2006.

VENTURE FINANCIAL GROUP, INC. By: /s/ Ken F. Parsons, Sr. Ken F. Parsons, Sr. Chief Executive Officer

POWER OF ATTORNEY

     Each person whose individual signature appears below hereby authorizes and KEN F. PARSONS, SR. and JAMES F. ARNESON and SANDRA SAGER, and each of them, with full power of substitution to act as his true and lawful attorney in fact and agent to act in his name, place and stead, and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this registration, including any and all post-effective amendments or new registration pursuant to Rule 462.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

By:	./s/ Ken F. Parsons, Sr.	Date: October 18, 2006
Ken F. Parsons, Sr.
Chief Executive Officer and Director

By:	/s/ James F. Arneson	Date: October 18, 2006
James F. Arneson, President and Director

By:	/s/ Keith W. Brewe	Date: October 18, 2006
Keith W. Brewe, Director

By:	/s/ Lowell E. Bridges	Date: October 18, 2006
Lowell E. Bridges, Director

By:	/s/ Linda E. Buckner	Date: October 18, 2006
Linda E. Buckner, Director

By:	/s/ Jewell C. Manspeaker	Date: October 18, 2006
Jewell C. Manspeaker, Director

By:	/s/ Patrick L. Martin	Date: October 18, 2006
Patrick L. Martin, Director

By:	/s/ A. Richard Panowicz	Date: October 18, 2006
A. Richard Panowicz, Director

By:	/s/ Larry J. Schorno	Date: October 18, 2006
Larry J. Schorno, Director

By:	/s/ Sandra L. Sager	Date: October 18, 2006
Sandra L. Sager, Chief Financial Officer

EXHIBIT INDEX

Exhibit

4.1	* Second Amended and Restated Articles of Incorporation
4.2	** Bylaws
4.3	** Venture Financial Group, Inc. Employee Stock Ownership Plan (with 401(k) provisions)
5.1	Opinion of Foster Pepper Tooze LLP
23.1	Consent of Moss Adams LLP
23.3	Consent of Foster Pepper Tooze LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included in the signature page)

*	Incorporated by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed May 16, 2005 (File No. 000-24024; Film No. 05830965; SEC
Accession No. 0000896595-05-000206).

**	Incorporated by reference to Exhibit 3(b) of the Registrant’s Annual Report on Form 10-K for the fiscal year ending December 31, 2001, filed April 1, 2002 (File No. 000-24024; Film No.
02595208; SEC Accession No. 0001104659-02-001200)